KIRBY CORPORATION
Contact:	Steve Holcomb
713-435-1135

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES INCREASE IN
REVOLVING CREDIT FACILITY

•	Revolving Credit Facility increased to $250 million from $150 million

•	Allows for increase in bank commitments to $325 million

Houston, Texas (June 14, 2006) - Kirby Corporation (“Kirby”) (NYSE:KEX) today announced that it has increased its bank revolving credit facility (“Revolving Credit Facility”) to $250 million from a previous $150 million facility, with the assistance of JP Morgan Chase Bank. The amended Revolving Credit Facility extends the maturity date to June 14, 2011 from the previous maturity date of December 9, 2007. In addition, the Revolving Credit Facility allows for an increase in the commitments of the banks from $250 million up to a maximum of $325 million, subject to the consent of each bank that elects to participate in the increased commitment. The unsecured Revolving Credit Facility has a variable interest rate based on the London Interbank Offered Rate (“LIBOR”) and varies with Kirby’s senior debt rating and the level of debt outstanding. The current variable interest rate spread is 40 basis points over LIBOR. As of June 14, 2006, Kirby had $66 million outstanding under its Revolving Credit Facility, primarily resulting from the purchase on June 7, 2006 of Global Power Systems, a Gulf Coast high-speed diesel engine services provider, for approximately $100 million.

Joe Pyne, Kirby’s President and Chief Executive Officer, commented, “Our marine transportation and diesel engine services business levels remain strong and should produce record 2006 earnings and improved operating margins. Our strong cash flow, in addition to the increased Revolving Credit Facility, allows us the flexibility to take advantage of future growth opportunities in both of our business segments.”

Kirby Corporation, based in Houston, Texas, operates inland tank barges and towing vessels, transporting petrochemicals, black oil products, refined petroleum products and agricultural chemicals throughout the United States inland waterway system. Kirby also operates four ocean-going barge and tug units transporting dry-bulk commodities in United States coastwise trade. Through the diesel engine services segment, Kirby provides after-market service for large medium-speed and high-speed diesel engines and reduction gears used in marine, power generation and railroad applications.

Statements contained in this press release with respect to the future are forward-looking statements. These statements reflect management’s reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions, and timing, magnitude and number of acquisitions made by Kirby. Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements. A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission.